Exhibit 99.1

Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 7, 2013 – Griffon Corporation(“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal second quarter ended March 31, 2013.

Second quarter revenue totaled $489 million, increasing 1% compared to the prior year quarter. Telephonics and Home and Building Products (“HBP”) revenue increased 7% and 1%, respectively while Clopay Plastics (“Plastics”) revenue decreased 2%, all in comparison to the prior year quarter.

Segment adjusted EBITDA totaled $45.4 million, increasing 13% compared to $40.4 million in the prior year quarter. Segment adjusted EBITDA is defined as net income (loss), excluding interest income and expense, income taxes, depreciation and amortization,unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Net loss totaled $0.8 million, or $0.02 per share, compared to net income of $2.0 million, or $0.04 per share, in the prior year quarter. Current quarter results included restructuring costs of $9.3 million ($5.8 million, net of tax, or $0.10 per share) and a discrete tax benefit of $0.3 million, or $0.01 per share. Current quarter adjusted net income was $4.7 million, or $0.08 per share, compared to $2.0 million, or $0.04 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We are pleased with our performance this quarter which reflects the continued improvement in our businesses. We expect to deliver enhanced operating performance as the global economy recovers.”

Segment Operating Results

Telephonics

Second quarter revenue totaled $121.6 million, increasing 7% compared to the prior year quarter. The current and prior year quarters included $13.2 million and $13.6 million, respectively, of revenue related to electronic warfare programs where Telephonics serves as a contract manufacturer; excluding revenue from these programs, current quarter revenue increased 8% from the prior year quarter primarily due to work performed on Multi-mode Surveillance Radar Solutions contracts.

Second quarter segment adjusted EBITDA was $15.5 million, increasing 1% from the prior year quarter, mainly driven by lower expenditures associated with the timing of research and development (“R&D”) initiatives and proposal efforts, partially offset by the impact of program mix.

Contract backlog totaled a record $477 million at March 31, 2013 compared to $451 million and $434 million at September 30, 2012 and March 31, 2012, respectively, with approximately 71% expected to be filled within the next twelve months.

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Plastic Products

Second quarter revenue totaled $141 million, decreasing 2% compared to the prior year quarter. The decrease reflected lower volume (5%), a portion of which was attributable to Plastics exiting certain low margin products, and the unfavorable impact of foreign exchange translation (2%), partially offset by favorable mix (3%) and the pass through of higher resin costs in customer selling prices (2%). Plastics adjusts selling prices, based on underlying resin costs, on a delayed basis.

Second quarter segment adjusted EBITDA was $12.4 million, increasing 35% from the prior year quarter, mainly driven by product mix and continued efficiency improvements, partially offset by a $0.5 million unfavorable impact of higher resin costs which had not yet been reflected in increased selling prices.

Home & Building Products

Second quarter revenue totaled $226 million, increasing 1% compared to the prior year quarter. Ames True Temper’s (“ATT”) revenue increased 2% over the prior year quarter. Clopay Building Products (“CBP”) revenue decreased 2%, mainly due to lower volume partially offset by the benefit of favorable mix.

Second quarter segment adjusted EBITDA was $17.6 million, increasing 11% compared to the prior year quarter, primarily due to favorable mix and improved manufacturing efficiencies at CBP as well as reduced warehouse and distribution costs, and other cost control initiatives at ATT.

Taxes

Griffon’s current quarter effective tax rate was a benefit of 65.7% on the pre-tax loss, compared to a tax rate of 57.4% in the prior year quarter. In both years, the effective rates reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and changes in earnings mix between domestic and non-domestic operations, all of which are material relative to the level of pretax result. The current quarter benefited $0.3 million primarily from the retroactively extended R&D credit signed into law January 2,2013. There were no material discrete items in the prior year quarter.

Restructuring

In January 2013, ATT announced its intention to close certain manufacturing facilities, and consolidate affected operations primarily into its Camp Hill and Carlisle, PA locations. The actions, to be completed by the end of fiscal 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

ATT anticipates incurring pre-tax restructuring and related exit costs approximating $8.0 million, comprised of cash charges of $4.0 million and non-cash, asset-related charges of $4.0 million. The cash charges will include $3.0 million for personnel-related costs and $1.0 million for facility exit costs. ATT expects $20 million in capital expenditures in connection with this initiative and, to date, has incurred $4.7 million and $6.3 million in restructuring costs and capital expenditures, respectively.

During the current quarter, BPC completed the consolidation of its Auburn, Washington facility into its Russia, Ohio facility.

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During the current quarter, HBP recognized $4.6 million in restructuring costs related to one-time termination benefits and other personnel costs, facility costs and asset impairment charges related to the ATT and BPC plant consolidation initiatives.

In February 2013, Plastics announced a restructuring project, primarily in Europe, with plans to exit low margin business and eliminate approximately 80 positions, resulting in restructuring charges of $4.8 million in the current quarter, primarily for one-time termination benefits and other personnel costs.

Balance Sheet

On March 28, 2013, Griffon amended and increased the amount available under its five-year Revolving Credit Facility from $200 million to $225 million and extended its maturity to March 28, 2018. At March 31, 2013, there were approximately $23 million of outstanding standby letters of credit and no outstanding borrowings.

At March 31, 2013, the Company had cash and equivalents of $117 million, total debt outstanding of $698 million, net of discounts, and $202 million available for borrowing under its revolving credit facility.

Stock Repurchases

During the second quarter, the Company purchased 0.9 million shares of its common stock under an authorized stock repurchase plan, for $10.3 million. At March 31, 2013, the Company had a remaining authorization of $20.7 million. In addition to repurchases under the authorized program, 0.4 million shares, with a market value of $4.5 million, were withheld to settle employee taxes due upon the vesting of restricted stock.

Conference Call Information

The Company will hold a conference call today, May 7, 2013, at 4:30 PM ET.

The call can be accessed by dialing 1-888-437-9366 (U.S. participants) or 1-719-325-2250 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on May 7, 2013 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 9255210. The replay will be available through May 21, 2013.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition

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and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplies products, including as a result of sequestration which is currently scheduled to take effect in March 2013; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products Company, Inc. (“CBP”):

-	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.
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For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019
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Griffon evaluates performance and allocates resources based on each segment’s operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable (“Segment adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES

OPERATING HIGHLIGHTS

(in thousands)

(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2013	2012	2013	2012
Home & Building Products:
ATT	$136,237	$133,321	$213,546	$232,061
CBP	89,499	91,269	202,366	202,915
Home & Building Products	225,736	224,590	415,912	434,976
Telephonics	121,631	113,992	217,681	218,506
Plastics	141,376	143,849	278,899	279,980
Total consolidated net sales	$488,743	$482,431	$912,492	$933,462

Segment adjusted EBITDA:
Home & Building Products	$17,555	$15,853	$34,794	$33,603
Telephonics	15,505	15,336	31,869	31,024
Plastics	12,352	9,164	21,671	17,344

Total Segment adjusted EBITDA	45,412	40,353	88,334	81,971
Net interest expense	(12,909)	(12,919)	(25,988)	(25,919)
Segment depreciation and amortization	(17,572)	(16,222)	(34,828)	(31,640)
Unallocated amounts	(7,980)	(6,453)	(15,567)	(12,787)
Restructuring charges	(9,336)	—	(10,444)	(1,795)
Acquisition costs	—	—	—	(178)
Loss on pension settlement	—	—	(2,142)	—
Income (loss) before taxes	$(2,385)	$4,759	$(635)	$9,652

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The following is a reconciliation of each segment’s operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

BY REPORTABLE SEGMENT

(in thousands)

(Unaudited)

	Three months ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Home & Building Products
Segment operating profit	$3,835	$8,096	$11,106	$17,930
Depreciation and amortization	9,157	7,757	18,017	15,222
Restructuring charges	4,563	—	5,671	273
Acquisition costs	—	—	—	178
Segment adjusted EBITDA	17,555	15,853	34,794	33,603

Telephonics
Segment operating profit	13,753	13,543	28,398	26,056
Depreciation and amortization	1,752	1,793	3,471	3,446
Restructuring charges	—	—	—	1,522
Segment adjusted EBITDA	15,505	15,336	31,869	31,024

Clopay Plastic Products
Segment operating profit	916	2,492	3,558	4,372
Depreciation and amortization	6,663	6,672	13,340	12,972
Restructuring charges	4,773	—	4,773	—
Segment adjusted EBITDA	12,352	9,164	21,671	17,344

All segments:
Income from operations - as reported	10,102	16,649	24,445	34,495
Unallocated amounts	7,980	6,453	15,567	12,787
Other, net	422	1,029	908	1,076
Loss on pension settlement	—	—	2,142	—
Segment operating profit	18,504	24,131	43,062	48,358
Depreciation and amortization	17,572	16,222	34,828	31,640
Restructuring charges	9,336	—	10,444	1,795
Acquisition costs	—	—	—	178
Segment adjusted EBITDA	$45,412	$40,353	$88,334	$81,971

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

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GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Revenue	$488,743	$482,431	$912,492	$933,462
Cost of goods and services	383,246	379,630	709,325	727,953
Gross profit	105,497	102,801	203,167	205,509

Selling, general and administrative expenses	86,059	86,152	168,278	169,219
Restructuring and other related charges	9,336	—	10,444	1,795
Total operating expenses	95,395	86,152	178,722	171,014

Income from operations	10,102	16,649	24,445	34,495

Other income (expense)
Interest expense	(13,060)	(13,005)	(26,167)	(26,068)
Interest income	151	86	179	149
Other, net	422	1,029	908	1,076
Total other income (expense)	(12,487)	(11,890)	(25,080)	(24,843)

Income (loss) before taxes	(2,385)	4,759	(635)	9,652
Provision (benefit) for income taxes	(1,566)	2,732	(374)	5,139
Net income (loss)	$(819)	$2,027	$(261)	$4,513

Basic earnings (loss) per common share	$(0.02)	$0.04	$(0.00)	$0.08

Weighted-average shares outstanding	54,345	56,037	54,749	56,031

Diluted earnings (loss) per common share	$(0.02)	$0.04	$(0.00)	$0.08

Weighted-average shares outstanding	54,345	57,380	54,749	57,228

Net income (loss)	$(819)	$2,027	$(261)	$4,513
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(5,924)	9,620	(2,921)	5,048
Pension amortization	489	523	4,349	1,040
Gain on cash flow hedge	171	—	171	—
Total other comprehensive income (loss), net of taxes	(5,264)	10,143	1,599	6,088
Comprehensive income (loss)	$(6,083)	$12,170	$1,338	$10,601
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GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) At March 31, 2013	At September 30, 2012

CURRENT ASSETS
Cash and equivalents	$116,922	$209,654
Accounts receivable, net of allowances of $5,538 and $5,433	302,281	239,857
Contract costs and recognized income not yet billed, net of progress payments of $3,199 and $3,748	95,039	70,777
Inventories, net	257,047	257,868
Prepaid and other current assets	54,911	47,472
Assets of discontinued operations	556	587
Total Current Assets	826,756	826,215
PROPERTY, PLANT AND EQUIPMENT, net	350,832	356,879
GOODWILL	358,334	358,372
INTANGIBLE ASSETS, net	225,162	230,473
OTHER ASSETS	28,060	31,317
ASSETS OF DISCONTINUED OPERATIONS	2,665	2,936
Total Assets	$1,791,809	$1,806,192

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$19,522	$17,703
Accounts payable	160,738	141,704
Accrued liabilities	105,573	110,337
Liabilities of discontinued operations	1,954	3,639
Total Current Liabilities	287,787	273,383
LONG-TERM DEBT, net of debt discount of $14,962 and $16,607	678,773	681,907
OTHER LIABILITIES	184,344	193,107
LIABILITIES OF DISCONTINUED OPERATIONS	3,110	3,643
Total Liabilities	1,154,014	1,152,040
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	637,795	654,152
Total Liabilities and Shareholders’ Equity	$1,791,809	$1,806,192
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GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(261)	$4,513

Adjustments to reconcile net income (loss) to net cash used in operating activities:

Depreciation and amortization	35,038	31,836
Stock-based compensation	6,298	4,908
Fixed asset impairment charges - restructuring	3,122	—
Provision for losses on accounts receivable	440	611
Amortization/write-off of deferred financing costs and debt discounts	3,102	3,021
Deferred income taxes	(592)	(807)
(Gain) loss on sale/disposal of assets	(801)	29
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(87,531)	(14,648)
(Increase) decrease in inventories	90	(17,003)
Decrease in prepaid and other assets	411	905
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	7,080	(19,482)
Other changes, net	(379)	3,909
Net cash used in operating activities	(33,983)	(2,208)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(30,995)	(40,205)
Acquired business, net of cash acquired	—	(22,432)
Proceeds from sale of assets	1,216	195
Net cash used in investing activities	(29,779)	(62,442)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,938)	(2,374)
Purchase of shares for treasury	(22,109)	(2,350)
Proceeds from issuance of long-term debt	303	4,000
Payments of long-term debt	(5,400)	(10,398)
Change in short-term borrowings	2,157	(3,331)
Financing costs	(759)	(4)
Tax effect from exercise/vesting of equity awards, net	150	834
Other, net	242	(29)
Net cash used in financing activities	(28,354)	(13,652)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(478)	(764)
Net cash used in discontinued operations	(478)	(764)

Effect of exchange rate changes on cash and equivalents	(138)	916

NET DECREASE IN CASH AND EQUIVALENTS	(92,732)	(78,150)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	209,654	243,029
CASH AND EQUIVALENTS AT END OF PERIOD	$116,922	$164,879
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Griffon evaluates performance based on Earnings (loss) per share and Net income (loss) excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings (loss) per share and Net income (loss) to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF INCOME (LOSS) TO ADJUSTED INCOME

(in thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2013	2012	2013	2012

Net income (loss)	$(819)	$2,027	$(261)	$4,513

Adjusting items, net of tax:
Restructuring and related	5,788	—	6,508	1,167
Acquisition costs	—	—	—	116
Loss on pension settlement	—	—	1,392	—
Discrete tax benefits	(309)	—	(364)	—

Adjusted net income	$4,660	$2,027	$7,275	$5,796

Earnings (loss) per common share	$(0.02)	$0.04	$(0.00)	$0.08

Adjusting items, net of tax:
Restructuring	0.10	—	0.11	0.02
Acquisition costs	—	—	—	0.00
Loss on pension settlement	—	—	0.02	—
Discrete tax benefits	(0.01)	—	(0.01)	—

Adjusted earnings per share	$0.08	$0.04	$0.13	$0.10

Weighted-average shares outstanding on loss	54,345		54,749

Weighted-average shares outstanding on income	56,766	57,380	57,008	57,228
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